Exhibit 10.15(a)
CONSULTING AGREEMENT
          THIS CONSULTING AGREEMENT (the “Agreement”), dated February 1, 2009, is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation (the “Corporation”), and RAYMOND W. BRAUN (the “Consultant”).
     1. EXPIRATION OF EMPLOYMENT AGREEMENT; OTHER AGREEMENTS.
          (a) Employment Agreement. The term of the Employment Agreement between the Corporation and the Consultant, as amended from time to time (the “Employment Agreement”), expired on January 31, 2009. The parties agree that certain provisions of the Employment Agreement survive the expiration, including the confidentiality, non-solicitation and injunctive relief provisions in Sections 9, 10 and 11 of the Employment Agreement, respectively.
          (b) Indemnification Agreement. The Indemnification Agreement dated February 14, 2005 between the Corporation and the Consultant remains in effect (the “Indemnification Agreement”).
          (c) Vesting of Stock Options and Restricted Stock. In connection with the expiration of the Employment Agreement, all stock options and restricted stock granted to the Consultant under the Corporation’s long-term incentive plans became fully vested and, in the case of stock options, exercisable in full on January 31, 2009. All such stock options may be exercised by the Consultant at any time until December 31, 2009.
          (d) Annual Cash Bonus and Long-Term Incentives. The annual cash bonus for the Consultant’s performance as an employee of the Corporation in 2008 will be paid consistent with past practice. The long-term incentive compensation award for the Consultant’s performance in 2008 will be paid in cash.
     2. CONSULTING SERVICES.
          During the Term (defined below), the Consultant will provide the following consulting services to the Corporation (“Consulting Services”) as needed: (a) assist in the transition of responsibilities to other employees of the Corporation, (b) train employees of the Corporation, (c) transition existing clients to originators, (d) assist clients of the Corporation in identifying takeout financing lenders, (e) assist the Corporation in workouts, (f) assist originators in establishing new relationships, (g) consult on acquisition and development transactions and (h) provide advice and assistance on such other matters as the Corporation may reasonably request from time to time.
          During the first 90 days of the Term, the Consultant will attend any previously scheduled ASHA or NIC conferences or committee events as the Corporation’s representative and at the Corporation’s expense. Thereafter, the Consultant and the Corporation will agree upon the conferences, events and meetings the Consultant will attend on behalf of the Corporation and the general scope of services the Consultant will provide at those conferences, meetings and events.

          During the first 90 days of the Term, the Consultant’s time commitment will be not less than 75% of the Consultant’s professional time. Thereafter, the Consultant’s time commitment will be as reasonably necessary to adequately perform the Consulting Services, but in any event not less than 25% of the Consultant’s professional time.
     3. TERM OF AGREEMENT; EARLY TERMINATION.
          The term of this Agreement (“Term”) will begin on February 1, 2009 and end on December 31, 2009; provided, however, this Agreement will terminate prior to the end of the Term if (i) the Consultant commences employment with another entity, or (ii) the Consultant provides 30 days’ advance written notice of termination to the Corporation, which termination may be effective at any time after the first 90 days of the Term (“Early Termination Events”). If an Early Termination Event occurs, then (i) the Corporation will have no obligation to pay any remaining portion of the Base Compensation to the Consultant from and after the commencement of employment with another entity or the date of termination, as applicable, and (ii) the Consultant will have no obligation to render any Consulting Services; provided, however, the Consultant will be obligated to comply with all other terms of this Agreement.
     4. COMPENSATION; BUSINESS EXPENSES; BENEFITS.
          (a) Base Compensation. In consideration for the Consulting Services and the non-competition, non-disparagement and confidentiality covenants set forth in Section 6 of this Agreement, the Consultant will receive $800,000 (“Base Compensation”), payable in 22 equal semi-monthly installments in arrears, with the first installment to be paid on February 15, 2009.
          (b) Bonus Potential. If the Consultant renders extraordinary service during the Term (in each case as agreed upon by the Chief Executive Officer of the Corporation and the Consultant before the rendition of the services), then the Consultant will be eligible to receive a discretionary bonus (“Bonus”) of between 75% and 125% of the Base Compensation.
          (c) Business Expenses. The Corporation will reimburse Consultant for all reasonable expenses he incurs in connection with the Consulting Services, including expenses for travel and similar items, within 30 days after the Corporation’s receipt of proper documentation of such expenses from Consultant; provided, however, all reimbursement requests hereunder will be submitted and paid not later than the end of the calendar year following the year in which the expense is incurred.
          (d) Benefits. Consultant will be entitled to standard COBRA and other benefits afforded to departing employees of the Corporation at Consultant’s expense.
          (e) Death and Disability. In the event of Consultant’s death or total disability prior to the expiration of the Term, the Corporation shall be obligated to pay all amounts due under this Section 4 to Consultant’s heirs or to Consultant, as the case may be, in the same manner as provided herein.

     5. PLACE OF PERFORMANCE; SUPPORT SERVICES.
          Consultant will maintain an office at an agreed upon location in the Corporation’s Toledo, Ohio headquarters during the first 90 days of the Term. Thereafter, Consultant may maintain an office either at the Corporation’s Toledo, Ohio headquarters (at the Corporation’s expense) or at an off-site location (at Consultant’s expense); provided, however, the Corporation will provide in-house secretarial and other support necessary for the performance of the Consulting Services.
     6. RESTRICTIVE COVENANTS.
          (a) Non-Competition. Until December 31, 2009, and except for the Excluded Investments (defined below), the Consultant will not engage in any business activities on behalf of any enterprise that competes with the Corporation in the following: (i) the ownership of health care facilities (which, for purposes of this Section 6, will be deemed to include medical office buildings, hospitals and senior housing facilities); (ii) investment in or lending to health care related enterprises (including owners or developers of medical office buildings, hospitals or senior housing facilities); (iii) management of health care facilities; or (iv) provision of development services for health care facilities. “Excluded Investments” means (i) purchase of less than 1% of any class of securities of a publicly traded entity (other than the Corporation) so long as the Consultant complies with the Corporation’s policies and procedures; (ii) investment in or employment by a health care operating company that directly or through any affiliates owns and/or manages three or fewer facilities and is operating or managing those facilities for its own account; or (iii) investments consented to in writing by the Corporation.
          (b) Non-Disparagement. The Corporation (including all officers, directors, employees and partners of the Corporation and their immediate family members) will not make any statement (oral or written) that disparages, impugns or in any way reflects negatively on the business, business opportunities, strategies, competency, character, behavior or reputation of the Consultant or any immediate family members. The Consultant and all of his immediate family members will not make any statement (oral or written) that disparages, impugns or in any way reflects negatively on the business, business opportunities, strategies, competency, character, behavior or reputation of the Corporation or any of its officers, directors, employees or partners or their immediate family members.
          (c) Injunctive Relief. The Consultant acknowledges and agrees it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in this Section 6. Accordingly, the Corporation will be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief will not, however, diminish the Corporation’s right to claim and recover damages. It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines any restriction contained in this Agreement is an unenforceable restriction on the activities of the Consultant, no such provision of this Agreement will be rendered void but will be deemed amended only to the extent such court may judicially determine or indicate to be reasonable.
     7. INDEPENDENT CONTRACTOR.
          During the Term, the Consultant will not serve as an executive officer, officer, director or employee of the Corporation, any of its subsidiaries or any affiliates controlled by the Corporation. The Consultant acknowledges he will be an independent contractor of the Corporation during the Term and nothing contained in this Agreement will be deemed or construed to create a relationship of partnership, joint venture, employer and employee or any other association or relationship with the Corporation. The Consultant further acknowledges he will not be entitled to any benefits from the Corporation associated with employment. The Consultant will be responsible for, and will pay, all federal, state and local taxes and charges of whatsoever kind or nature arising out of, resulting from, or in any way connected with Consultant’s performance of the consulting services on behalf of the Corporation and the Corporation’s payment of fees to Consultant as provided herein.
     8. CONTINUING COOPERATION; PUBLIC STATEMENTS.
          The Corporation and the Consultant agree they will cooperate with one another after the date hereof, including, from time to time, executing documents and providing requested information, as may reasonably be required to give effect to the provisions of this Agreement or for the Corporation to comply with applicable securities laws.
     9. SEPARABILITY.
          If any provision of this Agreement is declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof, which will remain in full force and effect.
     10. ASSIGNMENT.
          This Agreement will be binding upon and inure to the benefit of the heirs and representatives of Consultant and the assigns and successors of the Corporation. This Agreement and the rights hereunder are not assignable by Consultant, except that the Consultant may assign the benefits to be received by him under this Agreement to an entity that is wholly-owned by the Consultant.
     11. ENTIRE AGREEMENT; GOVERNING LAW.
          Except as otherwise provided in Section 1 of this Agreement, this Agreement represents the entire agreement of the parties and supersedes any and all previous contracts, arrangements or understandings between the Corporation and Consultant relating to the Consulting Services and the previous employment of the Consultant by the Corporation. This Agreement may be amended at any time by mutual written agreement of the parties hereto. This Agreement will be construed, interpreted and governed in accordance with the laws of the State of Ohio, other than the conflict of laws provisions of such laws.

     12. MUTUAL RELEASE.
          Except for the rights granted hereunder or referenced herein, and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Consultant, for himself and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, on the one hand, and the Corporation, for itself and on behalf of each of its subsidiaries and any affiliates controlled by the Corporation, and each of their respective partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers and all persons acting by, through, under or in concert with them, on the other hand (each a “Releasing Person”), do hereby release and forever discharge the Released Persons (defined below) of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which the Releasing Person now has or may hereafter have or claim to have against the Released Persons, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date of this Agreement. As used herein, the term “Released Persons” means, as to the Corporation, the Corporation and each of its subsidiaries and any affiliates controlled by the Corporation, and each of their respective partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers and all persons acting by, through, under or in concert with them, and as to the Consultant, the Consultant and each of his partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, employees, representatives, lawyers, insurers and all persons acting by, through, under or in concert with him.
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          IN WITNESS WHEREOF, this Agreement is executed by the Corporation and Consultant as of the date set forth above.

HEALTH CARE REIT, INC.
By:	/s/ Jeffrey H. Miller
Name:	Jeffrey H. Miller
Its:	Executive Vice President and General Counsel

CONSULTANT:
/s/ Raymond W. Braun
Raymond W. Braun